Exhibit 19
Southside Bancshares, Inc.
Insider Trading Policy
Purpose

Southside Bancshares, Inc. (the “Company”) is a public company, the common stock of which is quoted on the New York Stock Exchange (the “NYSE”) and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a public company, the Company files current periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the “SEC”). Investment by directors, officers and employees in the Company stock is generally desirable and encouraged. However, such investments should be made with caution and with recognition of the legal prohibitions against the use of confidential information by “insiders” for their own profit.
Applicability

If you are an employee, officer, or director of the Company or any of our subsidiaries, then this insider trading policy (this “Policy”) applies to you.

This Policy also applies to your family members who reside with you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed by you. For administrative reasons, you are responsible for making sure that these other persons and entities comply with this Policy.

As a director, officer or employee of a public company, whether active or separated from the Company, you have the responsibility not to participate in the market for the Company’s securities while in possession of material non-public information about the Company. There are harsh civil and criminal penalties if you wrongly obtain or use such material non-public information when you are deciding whether to buy or sell securities, or if you give that information to another person who uses it in buying or selling securities. If you buy or sell securities while in possession of material non-public information, you may not only have to pay back any profit you made, but you could be found guilty of criminal charges, and face substantial fines or even imprisonment. In addition, failure to comply with this Policy may subject you to Company imposed disciplinary action, including dismissal for cause. Finally, the Company could be held liable for your violations of insider trading laws.

Definitions

Restricted Group — includes any director, officer or employee of the Company or its subsidiaries who may have access to “insider” information. The members of the Restricted Group who are subject to additional restrictions and requirements are listed in Appendix A.
Investor Relations Officer — is designated to administer this Policy, including the pre-clearance of transactions by the Company’s directors and executive officers, determining if legal counsel is needed as to the proper reporting and trading on behalf of officers and directors and helping prepare beneficial ownership reports.
Executive Officer — is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any officer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function.

Policy Statement

To assist its directors, officers and employees in complying with insider trading laws, the Company has developed the following guidelines to briefly explain the insider trading laws and set forth procedures and limitations on trading by directors, officers and employees. However, these guidelines do not address all possible situations that you may face.

Insider Trading Concepts

What is Material Information?

Information is material if an investor would think that it is important in deciding whether to buy, sell or hold a security, or if it could affect the market price of the security. Either positive or negative information may be material. If you are unsure whether the information is material, consult with the Investor Relations Officer or assume it is material.
Examples of material information include, but are not limited to:

•    Financial performance, including quarterly and year-end earnings performance
•    Projections of future earnings or losses;
•    Financial or accounting problems, including events that could result in restating financial information;
•    A cybersecurity breach or incident involving the Company’s business;
•    A proposed acquisition, sale or merger;
•    Changes in key management personnel;
•    Beginning or settling a major lawsuit;
•    Changes in dividend policies;
•    Declaring a stock split;
•    A stock repurchase program; or
•    A stock or bond offering.

What is Non-Public Information?

Non-public information is information that has not yet been made public by the Company. Information only becomes public when the Company makes an official announcement (in a publicly accessible conference call, a press release or in SEC filings, for example) and people have had an opportunity to see or hear it. For purposes of this Policy, information will be considered public after the close of trading on the second full business day after the Company’s widespread public release of the information. If the release of public information occurs on a trading day before markets open, then that day shall be considered the first full business day. For example, if earnings are announced prior to market opening on Friday, information is considered public after close of trading on Monday. Thus, no transactions in the Company’s securities should take place until the third business day after the disclosure of the material information.
Information Concerning Other Companies

In the course of an insider’s association with the Company, an insider may learn material non-public information in relation to other companies, including but not limited to customers, vendors, competitors and potential acquisition targets of the Company. Such information is the property of the Company and trading, tipping or rendering trading advice related to the securities of such other companies while aware of such material non-public information is prohibited.
Trading Guidelines
A.    Rules Applicable to All Directors, Officers and Employees.

No director, officer or employee may trade in a security, whether issued by the Company or by any other company, while in possession of material non-public information about that company. Further, no director, officer or employee may disclose material non-public information to any other person (including immediate family members, friends or stockbrokers) so that such other person may trade in the security.
With respect to Company employee benefit plans:

•    401(k) Plan. An officer or employee having material non-public information regarding the Company may not (i) initiate a transfer of funds into or out of the Southside Bancshares, Inc. stock fund of the 401(k) plan, or (ii) enroll in or increase an existing election to invest funds in the Southside Bancshares, Inc. stock fund. However, ongoing purchases of the Company’s stock through the plan pursuant to a prior election are not prohibited.
•    Employee Stock Ownership Plan (“ESOP”). An officer or employee eligible for diversification of their account balance with knowledge of material non-public information regarding the Company may not elect a cash option diversification. However, a distribution of shares to an officer or employee in-kind or a rollover of shares in-kind to an IRA is permitted.
•    Dividend Reinvestment Plan (“DRIP”). A director, officer or employee having material non-public information regarding the Company may not enroll in or increase participation in the Company’s DRIP. However, ongoing purchases through this plan pursuant to a prior election are not prohibited.
•    Stock Options. A director, officer or employee may exercise a stock option at any time, but any stock acquired upon such exercise may not be sold (whether by means of a “sell-to-cover” arrangement or otherwise) if the employee has material non-public information regarding the Company or during a blackout period. This Policy does not prohibit or restrict the Company from withholding shares subject to an option to satisfy the option exercise price or tax withholding requirements.
•    Restricted Stock and Restricted Stock Units. This Policy does not apply to the vesting of restricted stock or restricted stock units, and does not prohibit or restrict the Company from withholding shares upon vesting to satisfy tax withholding requirements.
B.    Additional Rules Applicable to the Restricted Group.

1.Blackout Periods

Quarterly Blackout Periods. No person in the Restricted Group may trade in Company securities during a blackout period that begins on the 15th day of the last month of each calendar quarter (i.e., on March 15, June 15, September 15 and December 15) and ends after the close of trading on the second full business day after the Company’s widespread public release of the financial results for the quarter. The blackout period applies to (i) open market purchases or sales, (ii) a sale of securities following exercise of a stock option or cash option diversification in the ESOP, and (iii) enrolling in, or increasing participation in any dividend reinvestment plan or the 401(k) plan. However, ongoing purchases by any person through a Company-sponsored plan pursuant to a prior election are permitted at any time (i.e., they are not subject to the blackout period).
Temporary Blackout Periods. The Company may also institute temporary blackout periods in the event of a material corporate development. The Company may also institute a temporary blackout period related to the public announcement of a share repurchase plan or program or an increase of an existing share repurchase plan or program. Notice of temporary blackout periods will be distributed by means of a written or electronic communication specifying the duration of the blackout period and the persons subject to it. You may not disclose to any outside third party that a temporary blackout period has been instituted or is terminated.

Written Plan Exception. The limitations of the blackout periods shall not apply to trading in Company securities pursuant to a “written plan for trading securities” provided that such plan meets the requirements of SEC Rule 10b5-1 and is approved in advance by the Chief Financial Officer. See also Section C.3 below.

2.    Selling Short. No person in the Restricted Group may at any time sell short Company stock or otherwise sell any equity securities of the Company that they do not own. Generally, a short sale means any transaction whereby one may benefit from a decline in the Company’s stock price.
3.    No Hedging. Certain forms of hedging or monetization transactions, such as exchange funds, prepaid variable forward contracts, equity swaps, puts, calls, collars, forward sale contracts and other derivative instruments, allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the securities but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders.
Therefore, no person in the Restricted Group nor any other employee who receives equity grants from the Company may at any time directly or indirectly engage in any hedging or monetization transactions through transactions in the Company’s securities or through the use of financial instruments designed for such purpose.
4.    No Pledging. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities and, as a result, the pledgor may be subject to liability under insider trading laws.
Therefore, no person in the Restricted Group nor any other employee who receives equity grants from the Company may at any time pledge the Company’s securities as collateral for a loan, including through the use of traditional margin accounts with a broker.
C.    Other.

1.    Pre-Clearance of Trades by Investor Relations Officer: Any proposed trade of the Company’s securities by a director or executive officer, or a family member sharing the same household or a corporation or trust they control must be pre-cleared by the Investor Relations Officer prior to initiating the trade. Pre-clearance by the Investor Relations Officer will occur no later than 24 hours following request for such pre-clearance.
The Investor Relations Officer will be able to advise you regarding applicable filing requirements and trading restrictions and the Company’s Investor Relations Officer will assist you with making such filing.
2.    401(k) Plan Blackouts. The Sarbanes-Oxley Act of 2002 requires the Company to prohibit all purchases, sales or transfers of the Company’s securities by directors and executive officers during a pension fund blackout period, which applies to the Company’s 401(k) Plan. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and executive officers will be contacted when these or other restricted trading periods are instituted.
3.    Rule 10b5-1 Plan. Directors and executive officers may enter into a pre-arranged 10b5-1 trading plan (a “Rule 10b5-1 trading plan”) (employees who are not executive officers may not enter into a Rule 10b5-1 trading plan). When properly adopted pursuant to specified conditions, Rule 10b5-1 trading plans can provide an affirmative defense to insider trading liability under Section 10(b) of the Exchange Act and Rule 10b-5. All directors and executive officers must obtain pre-clearance by the Chief Financial Officer before entering into a Rule 10b5-1 trading plan. Rule 10b5-1 trading plans must meet the requirements of SEC Rule 10b5-1. To be valid, a Rule 10b5-1 trading plan must:
a.Not be entered into during a quarterly or temporary blackout period or during a pension blackout period;

b.Be entered into when the insider is not in possession of material non-public information;
c.Be entered into in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1;
d.Include a representation certifying that the plan was entered into in accordance with b. and c. above;
e.Include a cooling-off period before trading can commence that expires the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in periodic reports on Forms 10-Q or 10-K of the issuer’s financial results for the first quarter in which the plan was adopted or modified (but not to exceed 120 days following the plan adoption or modification);
f.Specify the amount, price and date of the transactions (or include a written formula, algorithm, or computer program for determining the amount, price and date);
g.Not permit the insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales;
h.Not overlap with another Rule 10b5-1 plan of the participant with respect to open market purchases or sales of Company securities; and
i.Not be a “single-trade plan” occurring within 12 months of a participant’s most recent “single-trade plan.”
Once a Rule 10b5-1 trading plan is pre-cleared by the Chief Financial Officer, trades made pursuant to the trading plan will not require additional pre-clearance, but are required to be reported on a Form 4 pursuant to Section 16 of the Exchange Act. Therefore, such trades should immediately be reported to the Company’s Investor Relations Officer so that appropriate filings can be made on a timely basis.
If an active Rule 10b5-1 trading plan is modified or terminated, immediate notification to the Chief Financial Officer is required.

D.    Additional Rules Applicable to Proposed Mergers/Acquisitions.

Whenever the Company is actively considering a particular company for acquisition or for another significant business relationship (such as a joint venture) or whenever another company is considering acquiring the Company, all of the Company’s employees involved in, or aware of, due diligence or other planning for or attention to the acquisition or business relationship are prohibited from trading in any of the Company’s securities and any securities of the other company.
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Note: This Policy applies to personal securities transactions by the directors, officers and employees identified above and also applies to:
(a)    Transactions for accounts in which the director, officer or employee has an interest or an ability to influence transactions; and
(b)    Transactions by the director’s, officer’s or employee’s spouse or any other member of their household unless (i) the household member’s investment decisions are made independently of the director, officer or employee and (ii) the household member has not received material non-public information about the issuer of the security. It must be understood, however, that the director, officer and employee and/or the household member will bear the burden of demonstrating that the household member has not received material non-public information.

Confidentiality of Non-Public Information.

Serious problems could develop for the Company by unauthorized disclosure of material non-public information about the Company, whether or not for the purpose of facilitating improper trading of the Company’s stock.
Directors, officers and employees should not discuss internal matters or developments with anyone outside of the Company (including family members, securities analysts, individual investors, members of the investment community and news media), except as required in the performance of regular corporate duties. In addition, directors, officers and employees of the Company with knowledge of material non-public information should only disclose such information to other Company personnel on a “need-to-know” basis so that the group of individuals with knowledge of material non-public information is kept as small as possible.
All inquiries about the Company made by the financial press, investment analysts or others in the financial community, or by shareholders should be directed to the Company’s Chief Executive Officer or Chief Financial Officer and handled in accordance with the Company’s policies for public disclosure of material information. If you have any doubt as to your responsibilities under this Policy, you should seek clarification from the Investor Relations Officer before acting.
Reporting of Violations

Any individual who violates this Policy, or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual subject to this Policy, must report the violation immediately to the Investor Relations Officer or by submitting a report at https://southside.ethicaladvocate.com, to report such violation.

Prohibition Against Internet Disclosure

It is inappropriate for any person to disclose Company information or to discuss the Company on the Internet, including in any forum or chat room where companies and their prospects are discussed. The posts in these forums are, in some cases, made by investors who are poorly informed, who have malicious intent or who intend to benefit their own stock positions. To avoid the disclosure of material non-public information, no director, officer or employee may discuss the Company or Company-related information in an Internet forum or chat room, regardless of the situation.
Risk Management

There is risk in the Company’s potential liability as a control person unless the Company takes steps to adopt, maintain and enforce procedures for compliance with federal securities laws and prevent the misuse of material non-public information concerning the Company by officers, directors and employees trading in the Company’s securities or selectively disclosing confidential information about the Company. Therefore, violations of this Policy may result in termination from the Company or other disciplinary action.
Policy Authority

Any changes to this Policy require approval by the Board of Directors. Changes in operating procedures, standards, guidelines and technologies, provided they are consistent with this Policy, may be authorized by the Company’s Chief Executive Officer or Chief Financial Officer.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

______________________________ (Signature)
Date:	______________________________ (Please print name)

APPENDIX A
RESTRICTED GROUP
All persons in the following categories are considered members of the “Restricted Group” for purposes of this Policy.
•All members of the board of directors of the Company or its subsidiary, Southside Bank.
•All advisory members of the board of directors of Southside Bank.
•All officers with the title (or equivalent functionality) of Senior Vice President or higher.
•Finance and accounting personnel who are involved in the financial reporting process.
•All members of the Company’s disclosure committee.
•Investor relations personnel who prepare/facilitate earnings releases, investor meetings/presentations.
•Internal audit personnel who assist the independent auditors or finance in internal controls evaluations or the financial reporting process.
•Executive/administrative assistants who are presumed to have regular access to material non-public information about the Company.